Exhibit 4.4
INCREASE IN EQUITY LINE OF CREDIT ADDENDUM

This Increase in Equity Line of Credit (the “Increase LOC”) is made as of this 28 day of December 2010 by and between Penny Auction Solutions, Inc., a Nevada corporation (the “Company”), and Kodiak Capital Group, LLC, a Delaware limited liability company (the “Investor”) with respect to the following facts:

RECITALS

WHEREAS, the Company and the Investor have entered into that certain Investment Agreement, dated as of September 1, 2010 (the “IA”), and that certain Registration Rights Agreement, dated as of September 1, 2010 (the “RRA” and collectively, with the IA, the “Agreements”).

WHEREAS, under the RRA, the Company is required to file with the Securities and Exchange Commission, as soon as practicable, a registration statement on Form S-1 (the “Registration Statement”), covering the sale and resale of all of the shares of common stock to be issued to the Investor upon exercise of the “put right” by the Company as described in the IA.

WHEREAS, the terms used in this Increase LOC will have the meanings ascribed to them in the IA and RRA unless otherwise defined herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, THE PARTIES HERETO AGREE AS FOLLOWS:

1.           Increase LOC.

The WHEREAS clause on page of the Investment Agreement identifying the initial LOC of $10,000,000 has been amended and restated as follows:

WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Investor shall invest up to twenty five million dollars ($25,000,000)  to purchase the Company's Common Stock, at no par value per share (the "Common Stock"); and

2.           Stock Commitment Fee

The stock commitment fee is 4.9 million shares rather than 2% of the outstanding stock of the company.

3.           Ownership Limitation

The investors 9.9% ownership limit will be calculated based on the company’s outstanding shares calculated on an as converted basis.

4.          Effect of Increase LOC.

The Agreements will remain in full force and effect except as specifically modified by this Increase LOC.  In the event of any conflict between the Increase LOC and the Agreements, the terms of this Increase LOC will govern.

5.          Counterparts.

This Increase LOC may be executed simultaneously in any number of counterparts, each of which counterparts will be deemed to be an original and such counterparts will constitute but one and the same instrument.

IN WITNESS WHEREOF, this Increase LOC is executed as of the date first above written.

PENNY AUCTION SOLUTIONS, INC.

By:
Corey Park, President

KODIAK CAPITAL GROUP, LLC

By:
Ryan Hodson, Managing Director